CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Quest for Value Funds:

We consent to the use of our report, dated December 22, 2017, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Fundamental Alternatives Fund, a series of Oppenheimer Quest for Value Funds, and subsidiary as of October 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Organization and Management of Wholly-Owned Subsidiary”, “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 23, 2018